UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2005

VERITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26880	77-0182779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

894 Ross Drive

Sunnyvale, California 94089

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 541-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 3, 2005, Verity, Inc., a Delaware corporation (“Verity”), Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Autonomy”) and Crick Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Autonomy (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Autonomy will acquire, through the merger of Merger Sub with and into Verity (the “Merger”), all of the outstanding capital stock of Verity. As a result of the Merger, Verity will become an indirect wholly-owned subsidiary of Autonomy. The boards of directors of Verity and Autonomy have approved the Merger Agreement.

Under the terms of the Merger Agreement, the holders of shares of common stock of Verity (other than stockholders who exercise and perfect their appraisal rights under the Delaware General Corporation Law) that are outstanding immediately prior to the time of the consummation of the Merger (the “Effective Time”) will receive $13.50 in cash for each share of Verity common stock held by them. In addition, at the Effective Time, all outstanding options to purchase common stock of Verity with exercise prices in excess of $15.00 per share will be cancelled with no cash or other consideration to be paid to the holders of such cancelled options, and all outstanding stock options of Verity with exercise prices at or below $15.00 per share will be assumed by Autonomy and will become converted into stock options to purchase Autonomy ordinary shares on the same terms and conditions as are in effect immediately prior to the Effective Time, except that the exercise price and number of shares subject to each such stock option will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the Merger. The total value of the transaction is approximately $500 million.

The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the holders of a majority of the shares of Verity’s outstanding common stock, the approval of the Merger Agreement by the affirmative vote of the holders of a majority of Autonomy’s ordinary shares present at an extraordinary general meeting of Autonomy’s shareholders (the “Parent Shareholder Approval”) and other closing conditions set forth in the Merger Agreement, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In order to induce Verity to enter into the Merger Agreement, certain shareholders of Autonomy collectively holding approximately 17.8% of Autonomy’s outstanding ordinary shares executed Irrevocable Undertakings in favor of Verity pursuant to which they agreed, among other things, to vote all Autonomy shares held by them in favor of the adoption of the resolutions circulated to the shareholders of Autonomy to approve the Merger and the issuance of Autonomy ordinary shares in a rights offering being conducted by Autonomy to raise additional capital to partially fund the Merger. Similarly, in order to induce Autonomy to enter into the Merger Agreement, certain directors and executive officers of Verity collectively holding less than 1% of Verity’s outstanding common stock entered into voting agreements with Autonomy pursuant to which they agreed, among other things, to vote all shares of Verity’s common stock held by them in favor of the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

Concurrently with the execution and delivery of the Merger Agreement, Autonomy entered into an Underwriting Agreement with UBS Limited (the “Underwriting Agreement”) and a Term Facility Agreement with Barclays Bank PLC (such agreement, together with the Underwriting Agreement, the “Financing Agreements”) in order to partially fund the obligations of Autonomy under the Merger Agreement. Autonomy’s obligations under the Merger Agreement are not subject to the consummation of any of the transactions contemplated by either of the Financing Agreements or to Autonomy obtaining any of the financing contemplated thereby, provided that the Merger Agreement provides for certain rights in favor of the respective parties in the event that the Underwriting Agreement were to be terminated, or certain other events with respect to the financing contemplated by the Underwriting Agreement were to occur, prior to the time at which Autonomy obtains the Parent Shareholder Approval.

The description contained in this Item 1.01 of certain terms of the Merger Agreement and the transactions contemplated by the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Verity. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Verity’s public disclosures.

Ancillary Agreements and Amendments

On November 3, 2005, Verity entered into an Amendment to Rights Agreement (“Rights Amendment”) by which it amended its Rights Agreement, dated as of September 18, 1996 and amended as of July 23, 1999 (as so amended, the “Rights Agreement”), to amend certain definitions and provisions of the Rights Agreement to ensure that the ability to exercise any rights under the Rights Agreement would not be triggered by the signing of the Merger Agreement or the consummation of the Merger.

The description contained in this Item 1.01 of certain terms of the Rights Amendment and the transactions contemplated by the Rights Amendment is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which is attached hereto as Exhibit 10.1.

In connection with the approval of the Merger, the Board of Directors of Verity:

1. approved the amendment of the current offering period under Verity’s Employee Stock Purchase Plan to provide that the current purchase period would end on the earlier to occur of March 31, 2006 and the day that is immediately prior to the Effective Time; and

2. approved an amendment of the Verity Change in Control and Severance Benefit Plan (the “Severance Plan”) to include a provision that would enable the participants in the Severance Plan to receive in connection with a change in control (as defined in the Severance Plan) the best after tax treatment in the event that the Merger causes the participant to receive a payment that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and but for the added provision would be subject to the excise tax imposed by Section 4999 of the Code.

Sales Commission and Bonus Compensation Arrangements

In anticipation of a possible decrease in business as a result of the announcement of the Merger Agreement, the Board of Directors of Verity authorized management to implement, in management’s discretion, retention arrangements for both commissioned personnel (including sales and professional services) and non-commissioned personnel.

Specifically, Verity may modify the compensation of its commissioned personnel, including sales and professional services personnel, as follows: (i) each individual may receive 1/12 quota credit for November 2005, and the second quarter of fiscal 2006 would then be calculated at the level of actual performance to quota; and (ii) each individual may accrue a pro-rated portion of the third quarter of fiscal 2006 according to the following schedule: (A) 18% performance for the quarter in month 1, (B) 27% performance for the quarter in month 2, and (C) 56% performance for the quarter in month 3. In each period, if the actual performance exceeds the accrued performance based on the above parameters, the individual would be paid on the higher actual performance. It is anticipated that such compensation would be paid on the normal commission sales payment dates, with adjustment, if necessary, to take into account the timing of the Effective Time. In addition to other sales and professional services personnel who may be eligible for all or some portion of the foregoing arrangements, Verity intends to provide the full benefit of such arrangements to the following officers:

Michael D. Mooney	Senior Vice President, North American Sales and Business Development
Hugo Sluimer	Senior Vice President, EMEA and APAC Operations

In addition, Verity may modify the compensation of its non-commissioned personnel to provide for bonuses to be paid at 108% for the first quarter, 100% for the second quarter, and pro-rated at 100% for the third quarter of fiscal year 2006. It is anticipated that such bonuses would be paid at or near the Effective Time. In addition to other non-commissioned personnel who may be eligible for all or some portion of the foregoing arrangements, Verity intends to provide the full benefit of such arrangements to the following officers:

Gary J. Sbona	Executive Chairman of the Board
Anthony J. Bettencourt	Chief Executive Officer
Steven R. Springsteel	President and Chief Financial Officer
Mark Seamans	Senior Vice President, Research and Development
Nicole Eagan	Senior Vice President of Marketing and Chief Marketing Officer

Item 3.03. Material Modifications to Rights of Security Holders.

See the description of the Rights Amendment under Item 1.01.

Item 7.01. Regulation FD Disclosure.

On November 3, 2005, Verity issued a press release regarding the execution of the Merger Agreement. The press release is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this current report and in the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of current report and in the accompanying exhibit 99.1 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Verity, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of November 3, 2005, by and among Autonomy Corporation plc, Crick Acquisition Corp. and Verity, Inc.

10.1	Amendment to Rights Agreement, dated November 3, 2005, by and between Verity, Inc., and EquiServe Trust Company, N.A. (successor-in-interest to BankBoston, N.A.).

99.1	Press Release issued November 3, 2005.*

*	Incorporated by reference to the press release filed under Rule 14a-12 by Verity on November 4, 2005.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Verity intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VERITY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Verity with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Verity may obtain free copies of the documents filed with the SEC by contacting of Verity Investor Relations at 408-542-4472 or Verity, Inc., 894 Ross Dr., Sunnyvale, CA 94089. You may also read and copy any reports, statements and other information filed by Verity with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Verity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Verity stockholders in favor of the proposed transaction. Certain executive officers and directors of Verity have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VERITY, INC.

Dated: November 8, 2005	By:	/s/ Steven R. Springsteel
Steven R. Springsteel
President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of November 3, 2005, by and among Autonomy Corporation plc, Crick Acquisition Corp. and Verity, Inc.

10.1	Amendment to Rights Agreement, dated November 3, 2005, by and between Verity, Inc., and EquiServe Trust Company, N.A. (successor-in-interest to BankBoston, N.A.).

99.1	Press Release issued November 3, 2005.*

*	Incorporated by reference to the press release filed under Rule 14a-12 by Verity on November 4, 2005.